Rule 423(b)
                                                    Registration No.333-82883

PROSPECTUS

                INTERNATIONAL COMFORT PRODUCTS CORPORATION
                ------------------------------------------
                        1,488,162 Ordinary Shares
                ------------------------------------------

     The following selling shareholders are offering up to 1,488,162 ordinary shares ("Shares") of International Comfort Products Corporation (the "Company," which sometimes in this Prospectus is referred to as "we" or "us" and in the possessive as "our").

             Watsco Investments I, Inc.      1,398,872 Shares
             Watsco Investments II, Inc.        89,290 Shares

Watsco Investments I, Inc. and Watsco Investments II, Inc. each are subsidiaries of Watsco, Inc. and are referred to in this Prospectus as the "Selling Shareholders."

     Our Shares trade on both the American Stock Exchange ("AMEX") and the Toronto Stock Exchange ("TSE") under the symbol "ICP." On July 26, 1999, the last reported sale price of the Shares on Amex was $11.69 (U.S.) and on the TSE was $17.60 (Can.). WE URGE YOU TO OBTAIN A CURRENT MARKET QUOTATION.

     Our principal executive offices are located at 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee 37067. The phone number there is (615) 771-0200.

     We will not be paying any underwriting discounts or commissions in this offering.

               INVESTING IN OUR SHARES INVOLVES CERTAIN
             RISKS.  SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     We will not receive any proceeds from the sale of Shares by the Selling Shareholders. We have agreed to pay certain expenses of registration of the Shares under United States federal and state securities laws. We are not required to pay commissions and discounts of agents or broker-dealers and transfer taxes, if any, that the Selling Shareholders may be required to pay when they sell their Shares. We also have agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

             __________________________________________________

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
          STATE SECURITIES COMMISSION  HAS APPROVED OR DISAPPROVED
         OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY
                           OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
             ___________________________________________________

                The date of this Prospectus is July 29, 1999.

                         AVAILABLE INFORMATION

     We have filed a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in Washington, D.C. The Registration Statement covers the Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed (or incorporated by reference) as an exhibit to the Registration Statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission. Reports and other information filed by us with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-7955) are incorporated in and made a part of this Prospectus by this reference:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 31, 1999.

     (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Commission on May 14, 1999.

     (iii) The Company's Current Report on Form 8-K filed with the Commission on July 28, 1999.

     (iv) The description of the Company's Ordinary Shares contained in its Registration Statement on Form 8-A filed under the Exchange Act with the Commission on March 14, 1990, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Shares offered hereby have been sold or which deregisters all Shares then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. In particular, the discussion of the tender offer and related legal matter below under RISK FACTORS and on page 5 of this Prospectus under MATERIAL CHANGES should be read in conjunction with the financial statements contained in reports that are incorporated herein by reference.

     Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to the Company, Attention: David P. Cain, 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee 37067, telephone number (615) 771-0216.

                              RISK FACTORS

     On June 30, 1999, Titan Acquisitions, Ltd., a New Brunswick corporation, and a wholly owned subsidiary of United Technologies Corporation (collectively, "UTC"), commenced a tender offer to acquire all of our outstanding Shares at a price of $11.75 (U.S.) per Share (the "Tender Offer Price"). SEE MATERIAL CHANGES below. Currently, the tender offer expires at 12:00 p.m. on August 9, 1999. The completion of the tender offer is subject to a number of conditions, including regulatory approval. Accordingly, there is no assurance that the tender offer will be completed. If the tender offer is not completed, there is no assurance that you would be able to resell your Shares for the Tender Offer Price or for the price that you paid for the Shares. The Tender Offer Price exceeds the trading prices for the Shares that had prevailed during the six months preceding the announcement of the tender offer.

     In addition, if the tender offer is completed but you fail to tender your Shares, there is no assurance of the continuing liquidity of your Shares. The Shares may cease to trade on both the AMEX and the TSE and there may be no other market for the Shares. Although UTC has indicated that it intends to subsequently acquire all Shares that are not tendered through a merger, amalgamation or other similar transaction, there is no assurance that this will occur or when it will occur. Accordingly, your investment in the Shares could become illiquid for an indeterminate length of time.

                            THE COMPANY

     The Company is one of North America's leading manufacturers of quality residential and light commercial heating and cooling products. Its products are marketed under the Arcoaire, Comfortmaker, Airquest, Heil, Tempstar,
ICP Commercial, Lincoln, Dettson, Clare and KeepRite brand names to dealers, contractors and builders through independent distributors. These products include a variety of heating and cooling products, including gas and oil furnaces, split-system and package air conditioners, split-system and package heat pumps, and gas/electric combination units.

     The executive offices of the Company are located at 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee 37067, telephone number (615) 771-0200.


                           USE OF PROCEEDS

     The Shares that are the subject of this offering are being sold by the Selling Shareholders. Accordingly, we will not receive any of the proceeds from the sale of these Shares.

                        SELLING SHAREHOLDERS

     The Selling Shareholders are wholly owned subsidiaries of Watsco, Inc.("Watsco"). Watsco is one of our two largest customers. In addition, the shares owned by the Selling Shareholders were issued to affiliates of Watsco in exchange for substantially all of the assets of what now is A-1 Components Corp., one of our subsidiaries. That transaction occurred and the Shares were issued on May 29, 1998.

     When we acquired the assets of A-1 Components, the Shares that were issued (and that now are being sold by the Selling Shareholders) were not registered under the Securities Act. They were issued in an exempt offering and, therefore, were "restricted" securities. Accordingly, the Shares could not be sold by the Selling Shareholders without registration or an exemption. Because of this restriction, in the A-1 Components transaction, we agreed that we would register the Shares owned by the Watsco affiliates prior to them having owned the Shares for two years, at which time they could be sold without registration.

     On July 1, 1999 Watsco exercised it right to require that we register the Shares issued in the A-1 transaction. That is the reason that we have filed the registration statement of which this Prospectus is a part.

     As of the date of this Prospectus, the Selling Shareholders own
1,488,162 Shares. The Selling Shareholders may sell all, a portion or none of these Shares. If the offering is completed, the Selling Shareholders will own no Shares. This information is based upon data supplied to us by the Selling Shareholders.

                         PLAN OF DISTRIBUTION

     We have been advised by the Selling Shareholders that they intend to sell all or a portion of the Shares offered hereby, from time to time, on the Toronto Stock Exchange and/or the American Stock Exchange, and that sales will be made at prices prevailing at the time of such sales. The Selling Shareholders also may make sales on the over-the-counter market, pursuant to Rule 144 promulgated under the Securities Act or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may sell Shares in
(i) a block trade in which the broker or dealer so engaged will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) transactions in which a broker or dealer acts as principal and resells Shares for its account pursuant to this Prospectus, (iii) an exchange distribution in accordance with the rules of such exchange, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases, (v) privately negotiated transactions,
(vi) a combination of any such methods of sale or (vii) any other method of sale permitted pursuant to applicable laws.

     In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. The Selling Shareholders also from time to time, may authorize underwriters acting as their agents to offer and sell Shares upon such terms and conditions as shall be set forth in a prospectus supplement, to the extent required. Underwriters, brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to sale. The Selling Shareholders, as well as such underwriters, brokers or dealers and any other participating brokers or dealers, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     There is no assurance that the Selling Shareholders will offer for sale or sell any or all of the Shares covered by this Prospectus. We have been advised by the Selling Shareholders that they or their pledgees, donees, transferees or other successors in interest may sell all, a portion of, or none of the Shares covered by this Prospectus.

     At the time a particular offer of Shares is made by either of the Selling Shareholders, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering.

                            LEGAL MATTERS

     Certain legal matters in connection with the sale of the Shares offered by this Prospectus will be passed upon for us by Tuke Yopp & Sweeney, PLC, Nashville, Tennessee.

                               EXPERTS

     Our consolidated financial statements and schedules as of December 31, 1998, and for each of the two years then ended, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, Chartered Accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     Our consolidated financial statements and schedules for the year ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.

     Future financial statements and schedules of the Company and the reports thereon of the Company's independent chartered accountants also will be incorporated by reference in this Prospectus in reliance upon the authority of the firm as experts giving these reports to the extent said firm has audited these financial statements and consented to the use of their reports thereon.
                            MATERIAL CHANGES

     On June 23, 1999, we entered into a Pre-Acquisition Agreement (the "Acquisition Agreement") with UTC. The Acquisition Agreement provides that UTC will make a tender offer ("Tender Offer") to purchase all of our outstanding Shares. Shares validly tendered in the Tender Offer shall be entitled to receive $11.75 (U.S.), net to the seller, in cash. Consummation of the Tender Offer is subject to certain conditions as specified in the Acquisition Agreement.

     On June 25, 1999, Stanley Ginkowski and Jeff Grau filed a class action lawsuit in the Chancery Court of Marshall County, Tennessee, naming as defendants the Company and all of our directors. The plaintiffs seek to enjoin any actions by us in furtherance of the Tender Offer or, alternatively, to recover damages in the event the Tender Offer and any subsequent merger is consummated. The plaintiffs claim that the consideration to be received by our shareholders in the proposed transaction with UTC is unfair and inadequate, that our directors breached certain alleged fiduciary duties to our shareholders and that our directors will be unjustly enriched by the transaction. On July 19, 1999, the Court issued a memorandum opinion dismissing the litigation on a variety of grounds. Prior to the formal entry of an order, however, the plaintiffs voluntarily dismissed their case in Marshall County, Tennessee. On July 26, 1999, the Company received a demand letter from an attorney in Canada representing Mr. Grau demanding certain actions by the Board of Directors and generally making claims that certain benefit packages improperly benefitted certain executives of the Company to the detriment of the shareholders. We believe that the claims against us, our directors and our officers are without merit and intend to vigorously defend all claims made against us and them.

     A copy of the Acquisition Agreement is filed as Exhibit 2 to the Registration Statement and is incorporated herein by this reference. A copy of the Schedule 14D-9 (Solicitation/Recommendation Statement) ("Schedule 14D-9") and any amendments thereto that we filed in connection with the Tender Offer also are filed as exhibits to the Registration Statement and are incorporated herein by this reference. The Schedule 14D-9 and any amendments thereto contain information about the Tender Offer. We encourage you to obtain copies and read them thoroughly.


                            MISCELLANEOUS

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offering herein contained, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling
Shareholders.   This Prospectus does not constitute an offer to sell or a
solicitation of any offer to buy any of the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished herein or since the date hereof.




































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INTERNATIONAL
COMFORT
PRODUCTS                                        [ICP LOGO]
CORPORATION






TABLE OF CONTENTS

Available Information .......... 2

Incorporation of Certain
  Documents by Reference ....... 2

Risk Factors.................... 3

The Company..................... 3

Use of Proceeds................. 3

Selling Shareholders............ 3

Plan of Distribution............ 4

Legal Matters................... 5

Experts......................... 5

Material Changes................ 5

Miscellaneous................... 6